Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to China Customer Relations Centers, Inc.’s 2018 Share Incentive Plan of our report dated April 27, 2018 with respect to the audited consolidated financial statements of China Customer Relations Centers, Inc. for the year ended December 31, 2017.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 30, 2018